Exhibit 99.1

Phillips Edison Limited Partnership

Combined Financial Statements as of December 31, 2016 and 2015, and for the Years Ended December 31, 2016, 2015, and 2014, and
Independent Auditors’ Report

PHILLIPS EDISON LIMITED PARTNERSHIP
TABLE OF CONTENTS

INDEPENDENT AUDITORS’ REPORT

To the Partners of
Phillips Edison Limited Partnership
Cincinnati, Ohio
We have audited the accompanying combined financial statements of Phillips Edison Limited Partnership (the "Company"), which is comprised of certain legal entities that hold real estate assets and operations, a real estate management company, and other related legal entities, as defined in Note 1 to the combined financial statements, all of which are under common ownership and common management, which comprise the combined balance sheets as of December 31, 2016 and 2015, and the related combined statements of operations and comprehensive income (loss), statements of deficit and cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the combined financial statements.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the combined entities of Phillips Edison Limited Partnership as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in accordance with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
June 20, 2017

PHILLIPS EDISON LIMITED PARTNERSHIP

COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2016 AND 2015
(In thousands)

	2016	2015
ASSETS
Investment in real estate:
Land and improvements	$187,064	$192,334
Building and improvements	419,847	446,795
Acquired intangible lease assets	2,164	—
Total investment in real estate assets	609,075	639,129
Accumulated depreciation and amortization	(244,125)	(261,884)
Investment in real estate, net	364,950	377,245
Cash and cash equivalents	13,520	10,912
Restricted cash	15,198	14,540
Accounts receivable, net	7,884	9,712
Accounts receivable - affiliates	11,516	8,607
Notes receivable - affiliates	19,574	8,064
Investment in affiliates	31,115	31,806
Other assets, net	27,377	31,114
Total assets	$491,134	$492,000

LIABILITIES AND DEFICIT
Liabilities:
Mortgages and loans payable, net	$493,724	$518,327
Deferred income	3,007	6,200
Acquired intangible lease liabilities, net	2,291	—
Accounts payable - affiliates	268	6
Accounts payable and other liabilities	47,577	37,899
Total liabilities	546,867	562,432

Deficit:
Accumulated other comprehensive income	664	664
Accumulated deficit	(57,092)	(71,193)
Total partnership deficit	(56,428)	(70,529)
Noncontrolling interests	695	97
Total deficit	(55,733)	(70,432)
Total liabilities and deficit	$491,134	$492,000

See notes to combined financial statements.

PHILLIPS EDISON LIMITED PARTNERSHIP

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014
(In thousands)

	2016	2015	2014
REVENUES:
Rental income	$68,768	$68,635	$66,997
Tenant recovery income	19,850	19,877	19,341
Fees and management income	75,190	51,297	73,569
Other property income	549	961	621
Total revenues	164,357	140,770	160,528
EXPENSES:
Property operating	36,781	33,992	28,041
Real estate taxes	11,160	11,077	10,859
General and administrative	37,837	52,618	34,131
Acquisition expenses	400	—	—
Impairment of real estate assets	4,044	—	697
Depreciation and amortization	28,389	30,219	30,012
Total expenses	118,611	127,906	103,740
OTHER:
Interest expense	(19,558)	(22,796)	(25,658)
Gain on disposition of properties	15,233	6,886	—
Loss on or impairment of investment in affiliates	(1,304)	(810)	(19,724)
Distribution income	344	1,254	15,123
Other income, net	1,313	191	995
Income (loss) before discontinued operations	41,774	(2,411)	27,524
DISCONTINUED OPERATIONS:
Gain on disposition of properties	—	—	5,369
Loss from operations	—	—	(207)
Net income (loss)	41,774	(2,411)	32,686
Net income attributable to noncontrolling interests	(550)	(242)	(315)
Net income (loss) attributable to partners	$41,224	$(2,653)	$32,371

COMPREHENSIVE INCOME (LOSS):
Net income (loss)	$41,774	$(2,411)	$32,686
Other comprehensive income:
Change in unrealized gain on investment	—	664	—
Comprehensive income (loss)	41,774	(1,747)	32,686
Comprehensive income attributable to noncontrolling interests	(550)	(242)	(315)
Comprehensive income (loss) attributable to partners	$41,224	$(1,989)	$32,371

See notes to combined financial statements.

PHILLIPS EDISON LIMITED PARTNERSHIP

COMBINED STATEMENTS OF DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014
(In thousands)

	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Partnership Deficit	Noncontrolling Interests	Total Deficit
BALANCE — January 1, 2014	$—	$(71,960)	$(71,960)	$4,183	$(67,777)
Distributions	—	(18,549)	(18,549)	(4)	(18,553)
Redeemed partners	—	(12,055)	(12,055)	—	(12,055)
Acquisition of non-controlling interest	—	(437)	(437)	(154)	(591)
Net income	—	32,371	32,371	315	32,686
BALANCE — December 31, 2014	$—	$(70,630)	$(70,630)	$4,340	$(66,290)
Change in unrealized gain on investments	664	—	664	—	664
Equity-based compensation expense	—	22,385	22,385	—	22,385
Distributions	—	(20,518)	(20,518)	(4,262)	(24,780)
Acquisition of non-controlling interest	—	223	223	(223)	—
Net (loss) income	—	(2,653)	(2,653)	242	(2,411)
BALANCE — December 31, 2015	$664	$(71,193)	$(70,529)	$97	$(70,432)
Equity-based compensation expense	—	266	266	—	266
Distributions	—	(27,389)	(27,389)	(2)	(27,391)
Contribution from noncontrolling interest	—	—	—	50	50
Net income	—	41,224	41,224	550	41,774
BALANCE — December 31, 2016	$664	$(57,092)	$(56,428)	$695	$(55,733)

See notes to combined financial statements.

PHILLIPS EDISON LIMITED PARTNERSHIP

COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014
(In thousands)

	2016	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$41,774	$(2,411)	$32,686
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	28,608	29,424	29,124
Amortization of deferred financing expense	1,534	1,854	1,894
Gain on vesting of Class B units	—	—	(23,675)
Net gain on sale or disposal of real estate assets	(14,667)	(5,481)	(3,622)
Loss on write-off of unamortized tenant allowances, deferred financing expense,
and capitalized leasing commissions	431	569	954
Impairment of real estate assets	4,044	—	697
Impairment of investment in affiliates	—	810	19,724
Equity-based compensation	266	22,385	—
Net loss in investment in affiliates	1,304	—	—
Straight-line rent	654	(177)	(172)
Other	43	—	(91)
Changes in operating assets and liabilities:
Accounts receivable, net	1,828	(1,131)	(1,098)
Accounts receivable - affiliates	(2,909)	(1,760)	(2,294)
Other assets, net	(3,533)	(1,325)	(6,382)
Accounts payable and other liabilities	3,157	(8,878)	13,444
Accounts payable - affiliates	262	(49)	55
Deferred income	(3,193)	1,517	2,070
Net cash provided by operating activities	59,603	35,347	63,314
CASH FLOWS FROM INVESTING ACTIVITIES:
Real estate acquisitions	(10,175)	—	—
Capital expenditures	(21,088)	(17,696)	(18,196)
Net proceeds from sale or disposal of real estate assets	20,344	552	10,406
Change in restricted cash and investments	2,172	(2,615)	(1,146)
Change in investment in affiliates	(613)	2,033	3,971
Principal disbursements on notes receivable - affiliates	(11,510)	(3,779)	—
Principal receipts on notes receivable - affiliates	—	500	—
Net cash used in investing activities	(20,870)	(21,005)	(4,965)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in credit facility borrowings	31,002	—	2,278
Proceeds from mortgages and loans payable	330,000	81,545	74,151
Repayments of mortgages and loans payable	(373,753)	(79,228)	(106,360)
Distributions paid to partners	(19,553)	(20,518)	(18,549)
Redeemed partners	—	—	(12,055)
Payments of deferred financing costs	(3,784)	(438)	(1,028)
Other	(37)	(1,219)	(595)
Net cash used in financing activities	(36,125)	(19,858)	(62,158)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,608	(5,516)	(3,809)
CASH AND CASH EQUIVALENTS:
Beginning of year	10,912	16,428	20,237
End of year	$13,520	$10,912	$16,428

PHILLIPS EDISON LIMITED PARTNERSHIP

COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015
(In thousands)

	2016	2015	2014
SUPPLEMENTAL CASH FLOW DISCLOSURE, INCLUDING NON-CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid for interest during the year	$18,032	$19,387	$23,856
Capital expenditures in accounts payable	1,129	2,444	2,211
Change in distributions payable	7,836	—	—
Settlement of debt through transfer of real estate assets	—	11,427	—
Distributions to noncontrolling interests through settlement of receivable	—	3,043	—
Receipt of vested shares of affiliate	—	3,440	—
Change in fair value of investment in affiliates	—	664	—
Like-kind exchanges of real estate
Proceeds from sale of real estate assets	20,204	—	—
Repayment of fees and related debt	(10,211)	—	—
Utilization of funds held for acquisitions	(7,163)	—	—
Net restricted cash activity — like-kind exchanges	$2,830	$—	$—

See notes to combined financial statements.

PHILLIPS EDISON LIMITED PARTNERSHIP

NOTES TO COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2016 AND 2015,
AND FOR THE YEARS ENDED DECEMBER 31, 2016, 2015, AND 2014
(Amounts in thousands)
1. ORGANIZATION

Phillips Edison Limited Partnership (“PELP” or the “Company”) is engaged in the business of acquiring, developing, redeveloping, owning, leasing, and managing neighborhood shopping centers. As of December 31, 2016, the Company had a portfolio of 80 shopping centers. The centers are primarily grocery-anchored, and the tenant base consists of national, regional, and local retailers. These centers are usually leased to tenants that provide consumers with convenient access to everyday necessity items, such as food and pharmacy items; therefore, the Company believes that the economic performance of these centers is less affected by downturns compared to other retail property types. The Company’s credit risk is concentrated in the retail industry.

2. BASIS OF PRESENTATION

For purposes of these financial statements, PELP does not represent a legal entity but rather a combination of certain legal entities that hold real estate assets and a real estate management company, along with other related legal entities, all of which are under common ownership and common management. Income from noncontrolling interests is allocated to outside shareholders based on ownership. The combined financial statements are prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”). As discussed in Note 5, the Company has presented certain operations on a discontinued basis. All intercompany balances and transactions have been eliminated in the combined financial statements. The combined financial statements of PELP include the financial position as of December 31, 2016 and 2015, and results of operations and cash flows for the years ended December 31, 2016, 2015, and 2014, of the following entities:

Entity Name
12 West Station LLC	Melbourne Station LLC
Aegis Realty Operating Partnership, LP and Subsidiaries	Miramar Station LLC(1)
Aegis Waterford, LLC	Monfort Heights Station Ltd.
Amelia Station LLC(2)	Monfort Heights Station II LLC
Ashland Junction LLC	Mountain Park Station LLC
Ashland Junction II LLC	Mountain View Station LLC
B. & O., Ltd.	New Market Station LP
Barclay/Aegis Limited Partnership	Nordan Station LP
Barnwell Station LLC	Northlake Station LLC
Belvedere Station LLC	Northside Station LLC
Birdneck Station LLC	Orchard Plaza Station LLC
Buckingham Station LLC	Page Station LLC
Cactus Station LLC	Palmetto Station LLC
Catawba Station LLC(1)	Park Place Station LLC
Cedar Hills - West LLC	Parkway Station LLC

Cell 2007-6 of Global Re SCC (Captive)	Parsons Village Station LLC
Centre Stage Station LLC	PECO II Inc.
Civic Center Station Ltd.	PECO-Griffin REIT Advisor LLC(4)
Commerce GP LLC	PECO Lassen, Inc.
Commerce Station LP	Phillips Edison & Co NTR LLC
Countryside Station LLC	Phillips Edison & Co NTR II LLC
Crossroads Asheboro Station LLC	Phillips Edison & Co NTR III LLC
Doubleday Station Member LLC	Phillips Edison & Company Shopping Center Opportunity Fund Managing Member LLC and Subsidiary
Dunlop Station LLC	Phillips Edison & Company, Ltd. and Subsidiaries
Dutch Square LLC(1)	Phillips Edison HoldCo LLC
Dutch Square II LLC	Phillips Edison Limited Partnership
East Pointe Station II LLC	Pipestone Station LLC
East Pointe Station LLC	Plaza of the Oaks Station LLC
Eastland Station LLC	Portland Station LLC
Edgecombe Station LLC	Powell Villa Station LLC
Edgewood Station LLC	Promenade Station LLC
Emporia Station LLC	Quail Valley Station LLC
Fairview Station LLC	Quincy Station LLC(1)
Forest Park Station LLC	Renton WA Walgreens
Gateway Station LLC	Rio Rancho Station LLC
Geist Station LLC	Riverplace Station LLC(4)
GlenEagles Station LLC	River Road - Northwest LLC
Goshen Station Ltd	Rolling Hills Station LLC
Governor's Square Station LLC	Rt. 24 & Marketplace LLC
Greenwood Station LLC	SCB II Management CO.
Guadalupe Station LLC	Silver Rock Insurance, Inc.
Heritage Oaks Station L.P.	Smoketown & Veronica LLC
Hickory Station LLC	South Oaks Station LLC
High Point Village Station LLC	Southaven Station LLC(1)
Highland Fair Station LLC	Southgate Partners Limited Partnership
Hillside - West LLC	Stations West - Downtown, LLC
Jackson Junction Ltd.	Stations West - Shelley, LLC(1)
Jasper Station LLC	Stations West Developments LLC
Kokomo Station LLC(1)	Stations West-Saratoga, LLC
Lafayette Station LLC	Summerville Station LLC
Lake Stevens - Northwest LLC	The Phillips Edison Group LLC
Lakeside Center Station LLC(1)	Timberlake Station LLC
Lakeside Square Station LLC	Towne Crossing Station Limited Partnership
Landen Station LLC	Upper Deerfield Station LP
LaPlata IV LLC	Vaughns Station LLC
LaPlata North LLC	Village Mooresville Station LLC

LaPlata Plaza LLC	Western Square Station LLC
LaPlata South LLC	WG Station Holding Company LLC
Lassen Station L.P.	WG Station VI LLC
Lemon Bay Station LLC(2)	WG Station IX LLC
Lilburn Corners Ltd(3)	White Oaks Station LLC
Louisa Junction Ltd(1)	Willowbrook Commons LLC(4)
Marion Station LLC	Windsor Station LLC
Marketplace Station LLC	Winery Square Station L.P.
Mayfair Station LLC

(1)	Entities disposed in 2016

(2)	Entities disposed in 2015

(3)	Entities disposed in 2014

(4)	Entities Acquired or established in 2016

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements, and the reported amounts of revenues and expenses during the reporting periods. For example, significant estimates and assumptions have been made with respect to the useful lives of assets, recoverable amounts of receivables, deferred costs, and other fair value measurement assessments required for the preparation of the combined financial statements. Actual results could differ from those estimates.

Credit Risk — The Company operates in one industry, which includes the acquiring, developing, redeveloping, owning, leasing, and managing of real estate. No single tenant accounts for more than 10% of annualized base rent in any of the periods presented. Financial instruments potentially subjecting the Company to concentrations of credit risk consist principally of (1) cash and cash equivalent instruments, which are held at financial institutions of high credit quality, and (2) tenant receivables, whose credit risk is distributed among numerous tenants in different industries and across several geographical areas.

Investment in Real Estate — Real estate assets are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method. The estimated useful lives for computing depreciation are generally 5-7 years for furniture, fixtures, and equipment, 15 years for land improvements, and 30 years for buildings and building improvements. Tenant improvements are amortized over the shorter of the respective lease term or the expected useful life of the asset. Major replacements that extend the useful lives of the assets are capitalized, and maintenance and repair costs are expensed as incurred. For the years ended December 31, 2016, 2015, and 2014, depreciation expense was $21,415, $21,181, and $20,530, amortization expense was $6,227, $6,887, and $6,834, and the loss on write-off of unamortized assets was $747, $2,151, and $2,871, respectively. There was no capitalized interest for the years ended December 31, 2016, 2015, and 2014. Depreciation, amortization and the loss on write-off of unamortized assets related to 2014 discontinued operations was $169, $15, and $39, respectively.

Real estate assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable, or at least annually. In such an event, a comparison will be made of the projected operating cash flows of each property on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to estimated fair values to reflect impairment in the value of the asset. The Company recorded an impairment on real estate assets of $4,044 and $697 for the years ended December 31, 2016 and 2014. There was no impairment on real estate assets recorded in 2015.

The results of operations of acquired properties are included in the Company’s results of operations from their respective dates of acquisition. The Company assesses the acquisition-date fair values of all tangible assets, identifiable intangibles, and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis and replacement cost) and that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant. Acquisition-related costs are expensed as incurred. The fair values of buildings and improvements are determined on an as-if-vacant basis. The estimated fair value of acquired in-place leases is the cost the Company would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include leasing commissions, legal costs, and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, the Company evaluates the time period over which such occupancy levels would be achieved. Such evaluation includes an estimate of the net market-based rental revenues and net operating costs (primarily consisting of real estate taxes, insurance, and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition are amortized over the weighted-average remaining lease terms.

Acquired above- and below-market lease values are recorded based on the present value (using interest rates that reflect the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of the market lease rates for the corresponding in-place leases. The capitalized above- and below-market lease values are amortized as adjustments to rental income over the remaining terms of the respective leases. The Company also considers fixed-rate renewal options in its calculation of the fair value of below-market leases and the periods over which such leases are amortized. If a tenant has a unilateral option to renew a below-market lease and the Company determines that the tenant has a financial incentive to exercise such option, the Company includes such an option in the calculation of the fair value of such lease and the period over which the lease is amortized.

The Company estimates the value of tenant origination and absorption costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, management includes real estate taxes, insurance, other operating expenses, and estimates of lost rentals at market rates during the expected lease-up periods.

Cash and Cash Equivalents — The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value and may consist of investments in money market accounts. The cash and cash equivalent balances at one or more of the Company’s financial institutions exceeds the Federal Depository Insurance Corporation (FDIC) insurance coverage.

Restricted Cash and Investments — Restricted cash and investments primarily consists of cash restricted for the purposes of facilitating Internal Revenue Code §1031 tax-free exchanges (“§1031 exchanges” or “like-kind exchanges”), escrowed tenant improvement funds, real estate taxes, capital improvement funds, insurance premiums, other amounts required to be escrowed pursuant to loan agreements, and other investments.

Accounts Receivable, Net — The Company continuously monitors the collectability of its accounts receivable (billed and unbilled, including straight-line rent) from specific tenants and analyzes historical bad debts, customer creditworthiness, current economic trends, and changes in tenant payment terms when evaluating the adequacy of the allowance for bad debts. When tenants are in bankruptcy, the

Company makes estimates of the expected recovery of pre- and post-petition claims. The period to resolve these claims can exceed one year. Management believes the allowance is adequate to absorb currently estimated bad debts. However, if the Company experiences bad debts in excess of the allowance management has established, its operating income would be reduced. Accounts receivable in the accompanying combined balance sheets are shown net of an allowance for doubtful accounts of $1,061 and $765 as of December 31, 2016 and 2015, respectively.

Investment in Affiliates — The Company accounts for its investments in Phillips Edison Grocery Center REIT I, Inc. (“NTR I”) and Phillips Edison Grocery Center REIT II, Inc. (“NTR II”) as available-for-sale securities. The investments in NTR I and NTR II are adjusted as their share prices are revalued. The Company’s cost basis for these investments as of December 31, 2016 and 2015, was $25,985. The balance in Accumulated Other Comprehensive Income was $664 as of December 31, 2016 and 2015, as a result of an increase in net asset value for NTR I in 2015. The fair value of these investments as of December 31, 2016 and 2015, was $26,649. All other affiliates the Company has investments in are accounted for under the equity method or the cost method of accounting (see Note 11) and their related income (loss) is recorded in Loss on or Impairment of Investment in Affiliates on the Company’s combined statements of operations and comprehensive income (loss).

On a periodic basis, the Company evaluates its investments in affiliates for impairment in accordance with Accounting Standards Codification (“ASC”) Topic 320, Investments – Debt and Equity Securities. The Company assesses whether there are any indicators that the value of its investments in affiliates may be impaired. An investment in an affiliate is considered impaired only if the Company determines that its estimated fair value is less than the net carrying value on an other-than-temporary basis. The Company considers various qualitative and quantitative factors to determine if there are indicators of impairment, including, but not limited to, significant deterioration in the operating performance of the investee, significant adverse changes in the operating environment, and losses on sale transactions with respect to underlying assets. The Company considers various qualitative factors to determine if a decrease in the value of its investment is other-than-temporary. These factors include the Company’s intent and ability to retain its investment in the entity as well as financial condition and long-term prospects of the entity. If the Company believes that the decline in the fair value of the investment is temporary, no impairment charge is recorded. If the analysis indicates that there is an other-than-temporary impairment related to the investment in a particular entity, the carrying value of the investment will be adjusted to an amount that reflects the estimated fair value of the investment (see Note 13).

Other Assets, Net — Other Assets, Net consists primarily of prepaid expenses, deposits, deferred financing costs related to the Company’s revolving credit facility, tenant allowance, and leasing costs, which are amortized using the straight-line method over the terms of the respective agreements (see Note 4).

ASU 2015-03, Interest - Imputation of Interest (Topic 835): Simplifying the Presentation of Debt Issuance Costs, amended existing guidance to require the presentation of certain debt issuance costs in the balance sheet as a deduction from the carrying amount of the related debt liability instead of a deferred charge. ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, provided guidance regarding the presentation and subsequent measurement of debt issuance costs related to line-of-credit arrangements. The Company adopted ASU 2015-03 and ASU 2015-15 on January 1, 2016, and retrospectively applied the guidance for all periods presented.

Deferred financing expenses are capitalized and amortized on a straight-line basis over the term of the related financing arrangement, which approximates the effective interest method. Certain unamortized debt issuance costs on the Company’s combined balance sheets as of December 31, 2015, were reclassified from Other Assets, Net to Mortgages and Loans Payable, Net. The adoption did not have an impact on the Company’s results of operations.

Revenue Recognition — The Company commences revenue recognition on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. The determination of who is the owner of the tenant improvements, for accounting purposes, determines the nature of the leased asset and when revenue recognition under a lease begins. If the Company is the owner of the tenant improvements, for accounting purposes, then the leased asset is the finished space, and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete.

If the Company concludes that it is not the owner of the tenant improvements (the lessee is the owner) for accounting purposes, then the leased asset is the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives, which reduce revenue recognized over the term of the lease. In these circumstances, the Company begins revenue recognition when the lessee takes possession of the unimproved space to construct their own improvements. The Company considers a number of different factors in evaluating whether it or the lessee is the owner of the tenant improvements for accounting purposes. These factors include:

•	whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•	whether the tenant or landlord retains legal title to the improvements;

•	the uniqueness of the improvements;

•	the expected economic life of the tenant improvements relative to the length of the lease; and

•	who constructs or directs the construction of the improvements.

The Company recognizes rental income on a straight-line basis over the term of each lease, including those that include periodic and determinable adjustments to rent. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of Other Assets, Net. Due to the impact of the straight-line adjustments, rental income generally will be greater than the cash collected in the early years and will be less than the cash collected in the later years of a lease. The Company’s policy for percentage rental income is to defer recognition of contingent rental income until the specified target (i.e. breakpoint) that triggers the contingent rental income is achieved. Percentage revenues were $739, $499, and $443 for the years ended December 31, 2016, 2015, and 2014, respectively.

Reimbursements from tenants for recoverable real estate tax and operating expenses are accrued as revenue in the period in which the applicable expenses are incurred. The Company makes certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. The Company does not expect the actual results to materially differ from the estimated reimbursements.

The Company periodically reviews the collectability of outstanding receivables. Allowances will be taken for those balances that it deems to be uncollectible, including any amounts relating to straight-line rent receivables and/or receivables for recoverable expenses. For the years ended December 31, 2016, 2015, and 2014, $951, $722, and $44, respectively, was reserved for uncollectible amounts and is included as a component of Property Operating in the combined statements of operations and comprehensive income (loss). Of the $44 reserved for uncollectible amounts in 2014, $33 related to discontinued operations.

The Company records lease termination income if there is a signed termination agreement, all of the conditions of the agreement have been met, collectability is reasonably assured, and the tenant is no longer occupying the property. Upon early lease termination, the Company provides for losses related to unrecovered tenant-specific assets as Depreciation and Amortization in the combined statements of operations and comprehensive income (loss).

Revenues from management, leasing, and other fees charged, based on the various management agreements executed, are recognized in the period in which the services have been provided and the earnings process is complete (see Note 13).

Gain on Disposition of Properties — The Company recognizes sales of assets only upon the closing of the transaction with the purchaser, and if the collectability of the sales price is reasonably assured, it is not obligated to perform any significant activities after the sale to earn the profit, it has received adequate initial investment from the purchaser, and other profit recognition criteria have been satisfied. The Company may defer recognition of gains in whole or in part until: (i) the profit is determinable, meaning that the collectability of the sales price is reasonably assured or the amount that will not be collectible can be estimated; and (ii) the earnings process is virtually complete, meaning that the Company is not obliged to perform any significant activities after the sale to earn the profit.

Fair Value Measurements — ASC 820, Fair Value Measurement (“ASC 820”) defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement. Fair value is defined by ASC 820 as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:
Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3—Unobservable inputs, only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.

Income Tax — The Company is comprised of partnerships, limited liability companies, and subchapter S corporations, which file tax returns for which the partners/members and shareholders are responsible for their respective shares of entity income.

The Company’s captive insurance company, Silver Rock Insurance, Inc., which was formed in December of 2015, is a subchapter C corporation subject to federal income tax on income earned through its business activities. Income taxes have been provided for on the asset and liability method as required by GAAP. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of taxable assets and liabilities.
As of December 31, 2016 and 2015, the Company had net deferred tax assets of $270 and $492, respectively, comprised of differences between the basis of accounting for federal income tax reporting and GAAP reporting on insurance premium income, deductibility of loss reserves, and the amortization of organizational startup costs. In assessing whether the deferred tax assets are realizable, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the projected future taxable income and tax planning strategies in making this assessment. Net deferred tax assets are included in Other Assets, Net on the accompanying combined balance sheets as of December 31, 2016 and 2015.
There are no permanent differences that would cause the 2016, 2015, and 2014 effective tax rate to differ from the U.S. statutory rate of 34%. As of December 31, 2016, 2015, and 2014, there were no significant uncertain tax positions.
Advertising — Costs related to advertising are expensed as incurred. The Company expensed $608, $567, and $542 for the years ended December 31, 2016, 2015, and 2014, respectively, which is included as a component of Property Operating in the combined statements of operations and comprehensive income (loss).

New Accounting Pronouncements — The following table provides a brief description of recent accounting pronouncements that could have a material effect on the Company’s financial statements:

Standard	Description	Date of Adoption	Effect on the Financial Statements or Other Significant Matters
ASU 2014-09, Revenue from Contracts with Customers
This update outlines a comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU 2014-09 states that “an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.” While ASU 2014-09 specifically references contracts with customers, it may apply to certain other transactions such as the sale of real estate or equipment. In 2015, the FASB provided for a one-year deferral of the effective date for ASU 2014-09, making it effective for annual reporting periods beginning after December 15, 2018.
January 1, 2019, except for Tenant Recovery Income, which will follow the adoption date of ASU 2016-02 on January 1, 2020
Our revenue-producing contracts are primarily leases that are not within the scope of this standard. As a result, we do not expect the adoption of this standard to have a material impact on our rental income. We continue to evaluate the effect of this standard on our other sources of revenue. These include fees and management income and reimbursement amounts we receive from tenants for operating expenses such as real estate taxes, insurance, and other common area maintenance. However, we currently do not believe the adoption of this standard will significantly affect the timing of the recognition of our fees and management income and reimbursement revenue. We currently plan to adopt this guidance on a modified retrospective basis.

ASU 2016-01, Financial Instruments
This update amends existing guidance by measuring equity securities, except those accounted for under the equity method or result in consolidation, at fair value with changes in fair value recognized through net income. It is effective for annual reporting periods beginning after December 15, 2018, but early adoption is permitted.
		January 1, 2019	The Company is currently evaluating the impact the adoption of this standard will have on its combined financial statements.
ASU 2016-02, Leases (Topic 842)
This update amends existing guidance by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. It is effective for annual reporting periods beginning after December 15, 2019, but early adoption is permitted.
January 1, 2020
The Company is currently evaluating the impact the adoption of this standard will have on its combined financial statements. The Company has identified areas within its accounting policies it believes could be impacted by the new standard. The Company may have a change in presentation on its combined statement of operations with regards to Tenant Recovery Income, which includes reimbursement amounts it receives from tenants for operating expenses such as real estate taxes, insurance, and other common area maintenance. Additionally, this standard impacts the lessor’s ability to capitalize certain costs related to the leasing of vacant space.

ASU 2016-15, Statement of Cash Flows (Topic 230)
This update addresses the presentation of eight specific cash receipts and cash payments on the statement of cash flows. It is effective for annual reporting periods beginning after December 15, 2018, but early adoption is permitted.
January 1, 2018
The Company is currently evaluating the impact the adoption of this standard will have on its combined financial statements. Of the eight specific cash receipts and cash payments listed within this guidance, the Company believes only three would be applicable to its business as it stands currently: debt prepayment or debt extinguishment costs, proceeds from settlement of insurance claims, and distributions received from equity method investees. The Company will continue to evaluate the impact that adoption of the standard will have on its presentation of these and any other applicable cash receipts and cash payments.

ASU 2016-18, Statement of Cash Flows (Topic 230)
This update amends existing guidance in order to clarify the classification and presentation of restricted cash on the statement of cash flows. It is effective for annual reporting periods beginning after December 15, 2018, but early adoption is permitted.
January 1, 2018
Upon adoption, the Company will include amounts generally described as restricted cash within the beginning-of-period, change, and end-of-period total amounts on the statement of cash flows rather than within an activity on the statement of cash flows. The Company anticipates an early adoption as of January 1, 2018.

ASU 2017-01, Business Combinations (Topic 805)
This update amends existing guidance in order to clarify when an integrated set of assets and activities is considered a business. It is effective for annual reporting periods beginning after December 15, 2018, but early adoption is permitted.
January 1, 2017
On January 1, 2017, the Company adopted this standard. The Company expects that most of its acquisition activity will no longer be considered a business combination under the new guidance and will instead be classified as an asset acquisition. As a result, most acquisition-related expenses that would have been recorded on its combined statements of operations and comprehensive income (loss) as Acquisition Expense will be capitalized and amortized over the life of the related assets. This change is only applicable to acquisitions after January 1, 2017.

4. OTHER ASSETS, NET

The summary of Other Assets, Net as of December 31, 2016 and 2015, is as follows:

	2016	2015
Deferred leasing commissions and costs	$45,784	$42,354
Tenant allowances	12,254	12,953
Deferred financing costs(1)	1,005	4,965
Accumulated amortization(1)	(41,775)	(39,933)
Net long-term amortizable assets	17,268	20,339
Deferred rent receivable, net	6,668	7,587
Prepaid expenses	2,212	2,890
Deposits and miscellaneous receivables	1,229	298
Total	$27,377	$31,114

(1)
Due to the adoption of ASU 2015-03 and ASU 2015-15, $1,381 of unamortized debt issuance costs, net of $2,588 of accumulated amortization, on the Company’s combined balance sheets as of December 31, 2015, was reclassified from Other Assets, Net to Mortgages and Loans Payable, Net.

5. ACQUISITIONS AND DISPOSITIONS

Acquisitions — During the year ended December 31, 2016, the Company acquired two grocery-anchored shopping centers for a combined purchase price of approximately $16,740. During the year ended December 31, 2015, the Company did not have any acquisitions. The following tables present certain additional information regarding the Company’s property acquisitions in the aggregate.

For the year ended December 31, 2016, the Company allocated the purchase price of acquisitions to the fair value of the assets acquired and liabilities assumed as follows:

2016
Land and improvements	$6,194
Building and improvements	10,702
Acquired in-place leases	2,094
Acquired above-market leases	70
Acquired below-market leases	(2,320)
Total assets and lease liabilities acquired	$16,740

The weighted-average amortization periods for in-place, above-market, and below-market lease intangibles acquired during the year ended December 31, 2016, are as follows (in years):

2016
Acquired in-place leases	17
Acquired above-market leases	8
Acquired below-market leases	24

The amounts recognized for revenues, acquisition expenses, and net income recorded during the year of acquisition related to the operating activities of the Company’s acquisitions were as follows:

2016
Revenue	$606
Acquisition expenses	157
Net Income	17

Dispositions — During the year ended December 31, 2016, the Company completed the sale of nine operating properties and two non-operating properties (land). During the year ended December 31, 2015, the Company completed the sale of one non-operating property (land). During the year ended December 31, 2014, the Company completed the sale of one operating property and one non-operating property (land). The amounts recognized from the sale of these properties are as follows:

	2016	2015	2014
Operating properties
Net sales proceeds	$38,870	$—	$10,197
Gain on disposition, net(1)	13,075	—	5,369
Non-operating properties
Net sales proceeds	1,678	606	225
Gain on disposition(2)	588	197	222

(1)
The net gain on disposition of operating properties is recorded in Gain on Disposition of Properties and Impairment of Real Estate Assets on the combined statements of operations and comprehensive income (loss). For the year ended December 31, 2014, such gain is recorded in discontinued operations in the combined statements of operations and comprehensive income (loss).

(2)	The gain on disposition of non-operating properties is recorded in Other Income, Net on the combined statements of operations and comprehensive income (loss).

For the year ended December 31, 2015, the Company disposed of two operating properties by settling the outstanding mortgage loans secured by each property, conveying ownership of the property to the lender. The gain on disposal was included in Gain on Disposition of Properties in the combined statements of operations and comprehensive income (loss).

2015
Loan balance at time of settlement	$11,427
Net disposal costs	54
Gain on disposal of real estate assets	6,886

Like-Kind Exchanges — Of the nine operating properties sold in 2016, six were part of §1031 exchanges, which entails selling a property and reinvesting the proceeds in one or more properties that are similar in nature, character, or class within 180 days in order to defer the taxable gain on the sold property. As of December 31, 2016, proceeds from four of these properties remained open for future purchases. Subsequent to December 31, 2016, proceeds from three properties were applied to properties purchased in January 2017, and the one remaining property was removed from the §1031 exchange program.

Discontinued Operations — For the year ended December 31, 2014, discontinued operations included the income of the property sold in 2014. A summary of revenues and loss from operations included in discontinued operations is as follows:

2014
Total revenue	$460
Total expenses	(458)
Other expense	(209)
Loss from operations	$(207)

6. ACQUIRED INTANGIBLE LEASES

There were no acquired intangible leases recorded as of December 31, 2015 and 2014. Acquired intangible leases consisted of the following as of December 31, 2016:

2016
Acquired in-place leases	$2,094
Acquired above-market leases	70
Acquired intangible lease assets	2,164
Accumulated amortization	(43)
Acquired intangible lease assets, net	$2,121

Acquired below-market lease liabilities	$2,320
Accumulated amortization	(29)
Acquired intangible lease liabilities, net	$2,291

Summarized below is the amortization recorded on acquired intangible leases for the year ended December 31, 2016:

2016
In-place leases	$39
Above-market leases	4
Total intangible lease asset amortization	$43

Below-market lease liability amortization	$29

Estimated future amortization of the respective acquired intangible leases as of December 31, 2016, for each of the next five years is as follows:

	In-Place Leases	Above-Market Leases	Below-Market Leases
2017	$125	$9	$95
2018	125	9	95
2019	125	9	95
2020	125	9	95
2021	125	9	95

7. MORTGAGES AND LOANS PAYABLE

The following is a summary of the outstanding principal balances of the Company’s debt obligations as of December 31, 2016 and 2015:

	Interest Rate	2016	2015
Term loans due 2019(1)	2.77%-4.67%	$330,000	$47,000
Revolving credit facility(1)(2)	2.77%	44,791	24,000
Mortgages payable(3)	3.00%-7.21%	122,157	446,259
Note payable		—	2,651
Assumed market debt adjustments, net(4)		(174)	(202)
Deferred financing costs(5)		(3,050)	(1,381)
Total		$493,724	$518,327

(1)
As of December 31, 2016, the LIBOR portion of the interest rate on $315 million of the Company’s outstanding variable-rate debt was, effectively, capped at 2.5% by four interest rate cap agreements maturing in July 2018.

(2)
The gross borrowings under our revolving credit facility were $140 million and $8 million, and gross payments were $119 million and $18 million during the years ended December 31, 2016 and 2014, respectively. There was no net activity on our revolving credit facility during the year ended December 31, 2015.

(3)
Due to the non-recourse nature of the Company’s fixed-rate mortgages, the assets and liabilities of the related properties are neither available to pay the debts of the combined property-holding limited liability companies nor constitute obligations of such consolidated limited liability companies as of December 31, 2016.

(4)	Net of accumulated amortization of $255 and $226 as of December 31, 2016 and 2015, respectively.

(5)
Net of accumulated amortization of $2,210 and $2,588 as of December 31, 2016 and 2015, respectively. Deferred financing costs related to the revolving credit facility are recorded in Other Assets, Net, and were $726 and $514, as of December 31, 2016 and 2015, respectively, which is net of accumulated amortization of $279 and $4,450, respectively.

In March 2016, the Company entered into two loan agreements. The first loan agreement is for a secured senior credit facility in the amount of $420 million, of which $300 million is a term loan and $120 million is a revolving credit facility. The interest rate, currently LIBOR + 2.05%, on the secured credit facility is a variable rate based on the Company’s leverage ratio. This loan agreement is secured by equity interest in 61 properties. The second loan agreement is for an unsecured senior term loan credit facility in the amount of $30 million. The interest rate on the unsecured credit facility is variable, based on the prime rate, one-month LIBOR, or the federal funds rate. The maturity date for both agreements is March 9, 2019. As of December 31, 2016 and 2015, the weighted-average interest rate for all of the Company’s mortgages and loans payable was 3.46% and 3.75%, respectively.

The allocation of total debt between fixed- and variable-rate as well as between secured and unsecured, excluding market debt adjustments and deferred financing costs, as of December 31, 2016 and 2015, is summarized below:

	2016	2015
As to interest rate:
Fixed-rate debt	$122,157	$166,770
Variable-rate debt	374,791	353,140
Total	$496,948	$519,910
As to collateralization:
Unsecured debt	$30,000	$49,651
Secured debt	466,948	470,259
Total	$496,948	$519,910

Below is a listing of the Company’s maturity schedule with the respective principal payment obligations, excluding market debt adjustments and deferred financing costs:

	2017	2018	2019	2020	2021	Thereafter	Total
Term loans(1)	$—	$—	$330,000	$—	$—	$—	$330,000
Revolving credit facility(1)	—	—	44,791	—	—	—	44,791
Mortgages payable	42,686	1,942	3,939	2,055	2,170	69,365	122,157
Total maturing debt	$42,686	$1,942	$378,730	$2,055	$2,170	$69,365	$496,948

(1)
The unsecured and secured credit facilities have options to extend their maturities to 2020 and 2021, respectively. A maturity date extension for the unsecured credit facility requires the payment of an extension fee of 0.25% of the outstanding principal amount. The secured credit facility may extend for two twelve-month periods, requiring an extension fee of 0.15% of the outstanding principal amount for each extension.

8. LEASES

Approximate future rentals to be received under noncancelable operating leases, assuming no new or renegotiated leases or option extensions on lease agreements, are as follows:

Totals
2017	$65,376
2018	56,484
2019	47,518
2020	38,959
2021	29,405
Thereafter	106,252
Total	$343,994

9. COMMITMENTS
Leases — The Company leases office space, equipment, and land under long-term and short-term operating and capital leases. Total rental expense for long-term operating leases was $2,736, $2,263, and $1,829 for the years ended December 31, 2016, 2015, and 2014, respectively and is recorded in General and Administrative, or Property Operating for land leases, in the combined statements of operations and comprehensive income (loss). Minimum rental commitments under noncancelable operating and capital leases as of December 31, 2016, are as follows:

Totals
2017	$1,004
2018	843
2019	554
2020	115
2021	3
Thereafter	—
Total	$2,519

Commitments and Contingencies — The Company is subject to numerous federal, state, and local environmental laws and regulations. The Company believes that the ultimate disposition of currently known environmental matters will not have a material effect on financial position, liquidity, or operations; however, the Company can give no assurance that existing environmental studies with respect to the shopping centers have revealed all potential environmental liabilities; that any previous owner, occupant, or tenant did not create any material environmental condition not known to the Company; that the current environmental condition of the shopping centers will not be affected by tenants and occupants, by the condition of nearby properties, or by unrelated third parties; or that changes in applicable environmental laws and regulations or their interpretation will not result in additional environmental liability to the Company.

The Company is subject to legal and other claims incurred in the normal course of business. Based upon reviews and consultation with counsel of such matters known to exist, the Company does not believe that the ultimate outcome of these claims will materially affect the Company’s financial position or results of operations or cash flows.

10. DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives — The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposure to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and through the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of its known or expected cash receipts and its known or expected cash payments principally related to its investments and borrowings.

Derivatives Not Designated as Hedging Instruments — The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate caps or swaps as part of its interest rate risk management strategy. Interest rate caps effectively place a cap on the LIBOR portion of its interest rate, while interest rate swaps involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreement without exchange of the underlying notional amount. Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements and other identified risks, but do not meet the strict hedge accounting requirements to be classified as hedging instruments. Changes in the fair value of these derivative instruments, as well as any payments, are recorded directly in Other Income, Net and resulted in a loss of $68 and a gain of $91 for the years ended December 31, 2016 and 2014, respectively. The Company was not a party to any derivative contracts for the year ended December 31, 2015.

The following is a summary of the Company’s interest rate caps that were not designated as cash flow hedges of interest rate risk as of December 31, 2016:

Count	Notional Amount	LIBOR Cap	Maturity Date
4	$315,000	2.5%	July 1, 2018

11. RELATED-PARTY TRANSACTIONS

Phillips Edison Grocery Center REIT I, Inc. — NTR I is a public non-traded real estate investment trust (“REIT”) formed in October 2009, co-sponsored by an affiliate of the Company. NTR I is required by the advisory and property management agreements to pay PELP subsidiaries certain fees related to acquiring, financing, and managing properties for NTR I.

During the year ended December 31, 2014, 2.0 million Class B shares of Phillips Edison Grocery Center Operating Partnership, L.P. (“NTR I OP”), a subsidiary of NTR I owned by a PELP subsidiary, vested as a result of NTR I meeting a market condition and a service condition defined in the limited partnership agreement of NTR I OP. As a result, PELP recognized $23,675 in asset management fee income during the year-ended December 31, 2014.

In October 2015, NTR I entered into an amended advisory agreement to revise its asset management fees to be paid 80% in cash and 20% in Class B units of the Operating Partnership. The cash portion is paid on a monthly basis in arrears, in the amount of 0.06667% multiplied by the cost of NTR I assets as of the last day of the preceding monthly period.

Phillips Edison Grocery Center REIT II, Inc. — NTR II is a public non-traded REIT formed in June 2013, co-sponsored by an affiliate of the Company. NTR II is required by the advisory and property management agreements to pay PELP subsidiaries certain fees related to acquiring, financing, and managing properties for NTR II.

In January 2016, NTR II entered into an amended advisory agreement to revise its asset management fee to be paid 80% in cash and 20% in Class B units of the Operating Partnership. The cash portion of the asset management fee is paid on a monthly basis in arrears at the rate of 0.06667% multiplied by the cost of NTR II assets as of the last day of the preceding monthly period.

Phillips Edison Grocery Center REIT III, Inc. — Phillips Edison Grocery Center REIT III, Inc. (“NTR III”) is a nonpublic corporation formed in April 2016, co-sponsored by an affiliate of the Company along with Griffin Capital Corporation (“Griffin Capital”). NTR III is required by the advisory and property management agreements to pay PELP subsidiaries certain fees related to acquiring, financing, and managing properties for NTR III.

In December 2016, PELP and NTR III entered into a bridge loan where PELP loaned NTR III $11,390, with an interest rate of LIBOR + 2.25%, maturing on May 31, 2017. The loan was secured with a mortgage on a property acquired by NTR III. In the first quarter of 2017, the loan maturity date was extended to December 31, 2018. In addition to the loan amount, NTR III owes PELP $12 of interest related to the loan, as well as $300 for the earnest money deposit paid on NTR III’s behalf for the property it acquired.

As of December 31, 2016, PELP had incurred $1,709 of organization and offering costs related to NTR III, all of which is recorded in Accounts Receivable - Affiliates on the combined balance sheets. PELP has agreed to only charge NTR III organization and offering costs of up to 1% of the amount NTR III has raised. As such, as of December 31, 2016, PELP has charged $39 to NTR III, and will charge the remaining $1,670 as NTR III continues to raise capital. Part of the receivable from NTR III includes an unpaid amount to Griffin Capital for offering costs of $266.

Phillips Edison Value Added Grocery Venture, LLC — Phillips Edison Value Added Grocery Venture, LLC (“Necessity Retail Partners”) was formed in March 2016 between (1) PE OP II Value Added Grocery, LLC, a wholly owned subsidiary of NTR II, (2) a limited partnership affiliated with TPG Real Estate, and (3) PECO Value Added Grocery Manager, LLC (“PECO Member”), a wholly owned subsidiary of PELP. Necessity Retail Partners is managed by the PECO Member and is required to pay certain fees to the PECO Member related to acquiring, financing, and managing properties for Necessity Retail Partners. Phillips Edison HoldCo LLC, a wholly owned subsidiary of PELP, is the guarantor for up to $50,000 of Necessity Retail Partners’ debt.

PECO Real Estate Partners and Affiliates — The following related parties are included in PECO Real Estate Partners (“PREP”) and Affiliates in the table below.

PECO Real Estate Partners — PREP is a real estate development company. The Company entered into a delayed draw note receivable with PREP in May 2015 for a balance up to $4,500. The loan terms call for seven draws from the Company to PREP in an amount of $500 each through August 4, 2015, and PREP may request up to two additional draws in an amount of no less than $500 each. The delayed draw commitment will expire on September 30, 2017, at which time it will convert into a term loan with a maturity date of December 15, 2017. The outstanding balance incurs interest at a rate of LIBOR + 5.65%, accrued daily. As of December 31, 2016 and 2015, the outstanding loan balance, including accrued interest, was $3,537 and $3,535, respectively.

Phillips Edison Strategic Investment Fund I LLC — Phillips Edison Strategic Investment Fund I LLC (“SIF I”) is a limited liability company formed in February 2007. The Company owns 6.90% of SIF I and 23% of PECO Strategic Investment Manager LLC, which manages the SIF I assets. SIF I made a liquidating cash distribution to the common shareholders in December 2013, subject to the retention of appropriate reserves for operating expenses and any contingent liabilities following the termination of the fund. In 2014, after the disposal of the two remaining operating real estate assets, the Company received additional distribution income. Subsequent to December 31, 2016, after SIF I disposed of a land parcel, the Company received its final distribution.

Phillips Edison Strategic Investment Fund II LLC — Phillips Edison Strategic Investment Fund II LLC (“SIF II”) is a limited liability company formed in October 2010. The Company owns 8.75% of SIF II and 24% of PECO Strategic Investment Manager II LLC, which manages the SIF II assets.

Phillips Edison Strategic Investment Fund III LP — Phillips Edison Strategic Investment Fund III LP (“SIF III”) is a limited partnership formed in October 2010. SIF III is managed by PECO Strategic Investment Fund GP III LLC.

PECO Net Lease Income Fund LLC — PECO Net Lease Income Fund LLC (“NLIF”) is a limited liability company that holds net leased assets. The Company owns a 1.26% interest in NLIF, and NLIF is also owned by other PELP partners.

Blue Sky Corporate Ranch — Blue Sky Corporate Ranch is a ranch that is owned by Mike Phillips and Jeff Edison. The Company entered into a note receivable with Blue Sky Corporate Ranch in 2014 in the amount of $5,262, which included $663 of accrued interest through November 30, 2014. The outstanding balance incurs interest at a rate of LIBOR + 5.5%. The terms of the note include payment of $500 due on December 1, 2014, and each year thereafter. The outstanding balance, including accrued interest, as of December 31, 2016 and 2015, was $4,684 and $4,564, respectively.

SCB Air, LLC and SCB Air II, LLC — SCBAir, LLC and SCBAir II, LLC are related-party entities that operate small airplanes. The total paid to SCBAir, LLC and SCBAir II, LLC for the years ended December 31, 2016, 2015, and 2014, was $1,668, $1,273, and $844, respectively, which is reflected in General and Administrative on the combined statements of operations and comprehensive income (loss).

Other Related Parties — The following related parties are included in other related parties in the table below.

Phillips Edison Shopping Center Fund III, L.P. — Phillips Edison Shopping Center Fund III, L.P. (“Fund III”) was organized as a partnership in August 2006 and discontinued operations in December 2015, with three years thereafter to complete its liquidation before it plans to terminate in December 2018. In October 2015, Fund III made a liquidating cash distribution to the common shareholders, subject to the retention of appropriate reserves for operating expenses and any contingent liabilities through December 2018. Fund III was required by the partnership agreement dated August 1, 2006, to pay PELP an asset management fee for asset management services. The final asset management fee paid was in September 2015.

Phillips Edison Shopping Center Fund IV REIT LLC — Phillips Edison Shopping Center Fund IV REIT LLC (“Fund IV”) was a limited liability company formed in December 2007 and discontinued operations in October 2014. In December 2014, Fund IV made a liquidating cash distribution to its common shareholders, subject to the retention of appropriate reserves for operating expenses and any contingent liabilities through its termination. In November 2016, Fund IV determined that all contingent liabilities and expenses had been settled, and accordingly made final distributions to its common shareholders. Fund IV was formally terminated on November 30, 2016.

Dutch Square Cinema LLC — Dutch Square Cinema LLC (“Dutch”), which operates a public cinema, was a related-party entity owned by 17 of PELP’s partners. It rented its facilities from a PELP subsidiary through December 29, 2016, at which point the subsidiary was sold to a non-related party. The rent paid by Dutch while it was a related-party entity for the years ended December 31, 2016, 2015, and 2014, was $945, $956, and $956, respectively.

Summarized below is the detail of the Company’s outstanding receivable balance from related parties as of December 31, 2016:

	2016	2015
NTR I	$4,213	$4,847
NTR II	2,442	1,579
NTR III	13,504	—
PREP and affiliates	9,271	8,805
SCB Air I & II	1,534	1,413
Necessity Retail Partners	126	—
Other related parties	—	27
Total	$31,090	$16,671

Summarized below is the detail of the Company’s investment in affiliates as of December 31, 2016:

	2016	2015
NTR I	$26,449	$26,449
NTR II	200	200
NTR III	700	—
PREP and affiliates	3,766	5,157
Total	$31,115	$31,806
Summarized below are the fees earned by and the expenses reimbursable to the Company from related parties for the year ended December 31, 2016:

	NTR I	NTR II	NTR III	PREP and Affiliates	Necessity Retail Partners	Total
Acquisition fees	$1,991	$4,281	$292	$—	$—	$6,564
Asset management fee (Class B unit distributions)	2,926	570	—	—	—	3,496
Asset management fees	16,353	8,536	12	—	140	25,041
Development/construction management fees	1,127	1,059	—	—	36	2,222
Disposition fees	633	—	—	—	—	633
Due diligence expenses	464	991	29	—	140	1,624
Insurance premiums (Captive)	663	424	—	—	5	1,092
Leasing commissions	7,724	3,751	—	—	239	11,714
Property management fees	9,929	4,715	—	—	350	14,994
Other fees and reimbursements	5,611	3,530	78	345	222	9,786
Total	$47,421	$27,857	$411	$345	$1,132	$77,166
Summarized below are the fees earned by and the expenses reimbursable to the Company from related parties for the year ended December 31, 2015:

	NTR I	NTR II	PREP and Affiliates	Other Related Parties	Total
Acquisition fees	$1,060	$5,748	$—	$—	$6,808
Asset management fee (Class B unit distributions)	2,078	—	—	—	2,078
Asset management fees	3,911	66	381	839	5,197
Development/construction management fees	1,117	377	314	17	1,825
Financing fees	2,757	454	100	—	3,311
Due diligence expenses	195	1,242	—	—	1,437
Insurance premiums (Captive)	737	118	—	324	1,179
Leasing commissions	7,316	1,788	29	205	9,338
Property management fees	9,108	2,085	74	264	11,531
Other fees and reimbursements	2,531	1,412	666	228	4,837
Total	$30,810	$13,290	$1,564	$1,877	$47,541

Summarized below are the fees earned by and the expenses reimbursable to the Company from related parties for the year ended December 31, 2014:

	NTR I	NTR II	PREP and Affiliates	Other Related Parties	Total
Acquisition fees	$7,660	$2,495	$—	$—	$10,155
Asset management fee (Class B unit distributions)	820	—	—	—	820
Asset management fees	23,675	4	1,143	3,577	28,399
Development/construction management fees	692	26	932	417	2,067
Financing fees	3,401	1,335	237	—	4,973
Due diligence expenses	1,074	403	—	—	1,477
Insurance premiums (Captive)	1,374	—	191	1,630	3,195
Leasing commissions	3,570	246	1,309	1,877	7,002
Property management fees	7,245	273	636	2,027	10,181
Other fees and reimbursements	2,348	8,620	748	1,888	13,604
Total	$51,859	$13,402	$5,196	$11,416	$81,873

12. BENEFIT AND COMPENSATION PLANS

401(k) Plan — A wholly-owned subsidiary of PELP sponsors a 401(k) plan, which provides benefits for qualified employees. The Company’s match of the employee contributions is discretionary and has a five-year vesting schedule. The contribution to the plan for the years ended December 31, 2016, 2015, and 2014, was $754, $699, and $644, respectively. All employees who have attained the age of 21 are eligible the first day of the month following their date of hire. Employees are vested immediately with respect to employee contributions.

Deferred Compensation — PELP sponsors a restricted membership plan, which provides for deferred compensation in connection with awards to employees. The awards increase in value in direct relation to the increase in fair value of the Company’s equity as defined in the plan document. The fair value of the Company’s equity is typically calculated annually by management. The membership units are redeemable in cash at the employee’s retirement or disability. The unit holders are entitled to receive distributions that are recorded as expense when declared. In the years ended December 31, 2016, 2015, and 2014, the Company expensed $1,202, $852, and $600, respectively, related to these distributions.

Prior to January 1, 2016, awards granted by PELP under the aforementioned restricted membership plan contained a five-year cliff vesting provision in which all of the units vested for redemption five years after being awarded. After January 1, 2016, awards granted by PELP under the plan contain a four-year graded vesting provision in which 25% of the units in a given award vest at the end of each year over a four-year period. Although units granted subsequent to December 31, 2015, contain the four-year graded vesting provision, those units that were granted through annual awards occurring prior to January 1, 2016, were not modified and will continue to vest on a cliff basis at the end of the applicable five-year period.

The liability for the deferred compensation plan as of December 31, 2016 and 2015, was $12,047 and $7,737, respectively, and is included in Accounts Payable and Other Liabilities in the combined balance sheets. The related expense for the deferred compensation plan was $5,853, $2,934, and $2,747 during the years ended December 31, 2016, 2015, and 2014, respectively.

Equity-Based Compensation — During the year ended December 31, 2015, PELP granted approximately 3,331 profit interest units (“PIUs”) to certain executives of PELP as incentive compensation. The PIUs enable the holders to share in the appreciation of the value of PELP’s assets subsequent to the grant date.

Of the PIUs granted, 1,000 were classified as Class A PIUs. During the years ended December 31, 2016 and 2015, 20% and 60%, respectively, of the Class A PIUs vested, and the remaining 20% vested in June 2017. These units receive limited distributions based upon a calculation, which takes into account the excess of fair market value of a common unit over a threshold specified in the grant of the agreement. Upon the vesting of the units, there is an implied strike price for each unit of $23.50. PELP has the right, but not the obligation, to repurchase all or any portion of the vested Class A PIUs at a value per unit equivalent to the market value of a common unit, less the implied strike price of $23.50 per unit.

The remaining 2,331 PIUs are classified as Class B PIUs. These units were fully vested on the grant date and participate equally in distributions with common units. The capital account for these units will be adjusted continuously as PELP earns income and makes distributions. Upon a sale or liquidity event for PELP, the holders of the Class B PIUs will receive allocations of sales proceeds until their economic capital account balance is equal to that of the other common unitholders.

In 2015, PELP utilized the assistance of valuation specialists who used a Monte Carlo analysis to determine the fair value of the Class A and Class B PIUs, in accordance with GAAP. Based upon this analysis, PELP determined the fair value of Class A PIUs to be $1.71 per unit, or $1,710 in total. PELP expensed $266 and $1,381 related to the Class A PIUs during the years ended December 31, 2016 and 2015, respectively, in accordance with the vesting schedule of the units as described previously. PELP determined the fair value of Class B PIUs to be $9.01 per unit, or $21,004 in total. Because these units were fully vested upon issuance, PELP recognized 100% of the fair value of these units as expense during the year ended December 31, 2015. In total, PELP recognized $266 and $22,385 in General and Administrative expense related to the Class A and Class B PIUs for the years ended December 31, 2016 and 2015, respectively.

13. FAIR VALUE MEASUREMENTS

GAAP requires disclosure of the fair value of certain financial instruments. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value may be based on quoted market prices for the same or similar financial instruments or on valuation techniques, such as the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

The estimates of fair value require the application of broad assumptions and estimates. Accordingly, any actual exchange of such financial instruments could occur at values significantly different from the amounts disclosed.

Cash and Cash Equivalents, Accounts Receivable, and Accounts Payable — The Company considers the carrying value of these financial instruments to approximate fair value because of the short period of time between origination of the instrument and their expected realization based on Level 1 inputs.

Items Measured at Fair Value on a Nonrecurring Basis — The valuation of impaired real estate assets is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows, the income capitalization approach considering prevailing market capitalization rates, analysis of recent comparable sales transactions, actual sales negotiations and bona fide purchase offers received from third parties, and/or consideration of the amount that currently would be required to replace the asset, as adjusted for obsolescence. In general, the Company considers multiple valuation techniques when measuring fair value of an investment. However, in certain circumstances, a single valuation technique may be appropriate. For the years ended December 31, 2016 and 2014, the Company recorded impairments of $4,044 and $697, respectively. The Company recorded no impairments for the year ended December 31, 2015.

During the years ended December 31, 2015 and 2014, the Company identified indicators of other-than-temporary impairment with regard to its investment in Fund III. The Company’s determination that the estimated fair value of its investment in Fund III was less than the net carrying value of the investment was based upon Level 3 inputs of future cash flows expected from the disposition of Fund III assets. The Company further determined that this decline in fair value was other-than-temporary, as the dissolution of Fund III was substantially completed during 2015, with no properties held by the fund as of the end of the period. Accordingly, the Company recorded an impairment charge of $810 and $19,724 during the years ended December 31, 2015 and 2014, respectively, which is included in Loss on or Impairment of Investment in Affiliates on the combined statement of operations and reflected in the carrying value of its investments.

Mortgages and Loans Payable — The Company estimates the fair values of the mortgages and notes payable by discounting the future cash flows at rates currently offered for the similar debt instruments of comparable maturities by its lenders using level 3 inputs.

The following is a summary of borrowings as of December 31, 2016 and 2015 (dollars in thousands):

	2016	2015
Fair value	$499,594	$526,789
Recorded value(1)	496,774	519,708

(1)	Recorded value does not include deferred financing costs of $3,050 and $1,381 as of December 31, 2016 and 2015, respectively.

Derivative Instruments — The Company measures all interest rate cap and swap agreements at fair value on a recurring basis. The fair values of the interest rate cap agreements as of December 31, 2016, were based on the estimated amounts the Company would receive or pay to terminate the contracts at the reporting date and were determined using interest rate pricing models and interest rate related observable inputs. Although the Company determined that the significant inputs used to value its derivatives fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its counterparties and its own credit risk utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Company and its counterparties. However, as of December 31, 2016, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

As of December 31, 2016, the Company recorded $17 of derivative assets as Other Assets, Net on its combined balance sheets. The Company did not have any derivative instruments in 2015.

14. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through June 20, 2017, the date of issuance of these combined financial statements, to determine if either recognition or disclosure of significant events or transactions is required.

Definitive Agreement — On May 18, 2017, upon approval by an independent special committee of the company’s board of directors, the Company entered into a definitive agreement to contribute its real estate assets and third-party asset and investment management businesses to NTR I in a stock and cash transaction valued at approximately $1 billion. The transaction is subject to customary closing conditions and is expected to close during the fourth quarter of 2017.

Acquisitions — Subsequent to December 31, 2016, the Company acquired the following properties, which are accounted for as asset acquisitions:

Property Name	Location	Anchor Tenant	Acquisition Date	Purchase Price	Square Footage	Leased % of Rentable Square Feet at Acquisition
Everson Pointe Station	Snellville, GA	Kroger	1/4/2017	$12,563	81,428	96.6%
Delafield Station	Delafield, WI	Pick 'n Save	1/24/2017	12,678	81,639	98.4%

Dispositions — On April 4, 2017, the Company sold an outparcel at Civic Center Station containing a 5,500 square foot restaurant for a sales price of $500, and a recognized gain of approximately $240.

Distributions — On January 3, 2017, the Company declared distributions to investors in the amount of $0.3035 per unit. The Company paid $12,593 in distributions in January, which includes $7,836 relating to a one-time, special distribution of $0.50 per unit declared on November 16, 2016. On April 3, 2017, the Company declared distributions to investors in the amount of $0.3035 per unit. The Company paid these distributions in the amount of $4,757 on April 14, 2017.

Debt financing — Subsequent to December 31, 2016, the Company expanded its credit facility by an additional $20 million, which was used to pay down existing mortgage loans maturing in 2017.

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